Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
March 10, 2009

LAKES ENTERTAINMENT ANNOUNCES
ELIMINATION OF SENIOR VICE PRESIDENT OF OPERATIONS POSITION
MINNEAPOLIS – March 10, 2009 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced that effective March 5, 2009, it has eliminated the position of Senior Vice President of Operations, in an effort to streamline and reduce the Company’s cost structure, thereby terminating the employment of Richard Charles, formerly Senior Vice President of Operations for the Company. Mr. Charles had been employed with the Company since April 1, 2008.
“We continue to evaluate all aspects of our overhead in order to ensure that we operate the Company in an efficient and cost effective manner,” said Tim Cope, President and Chief Financial Officer of Lakes. “Rick was a valued employee and we wish him all the best with his future endeavors.” Mr. Charles’ duties and responsibilities have been assumed by Mr. Cope.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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